EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CMGI, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-71863, No. 333-90587, No. 333-93005 and 333-116417 on Form S-3 and No. 33-86742, No. 333-91117, No. 333-93189, No. 333-94479, No. 333-94645, No. 333-95977, No. 333-33864, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-117878 and No. 333-118596 on Form S-8 of CMGI, Inc. of our report dated September 30, 2004, with respect to the consolidated balance sheets of CMGI, Inc. as of July 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2004, which report appears in the July 31, 2004 annual report on Form 10-K of CMGI, Inc.

/s/ KPMG LLP

Boston, Massachusetts
October 14, 2004